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December 15, 2006

U.S. Securities and Exchange Commission

Fax

202-772-9252

100 F Street, N.E.

Washington, DC 20549

Re:

American Enterprise Development Corporation (AEND)

Commission file no:  333-73872

AEND Form 8-K regarding Change of Auditors

We have read and agree with the statements about us under Item 4.01 of the Form 8-K report dated December 15, 2006 regarding our firm, except as described in the following:

a)

AEND had no documentation of their ‘intrinsic value’ of their Havoc acquisition excepting a Board resolution declaring such.

b)

The 45,000,000 shares issued to purchase Havoc had a market trading value of $2 per share, or $90,000,000.  They sold stock contemporaneously in a private transaction to an unrelated party at $.40 per share, which would value the 45,000,000 shares at $18,000,000.  When this evidence was shown to AEND, they couldn’t refute it, but instead terminated us.  Whether Havoc was ‘worth’ $600,000 wasn’t the question - it was how to account for the value of what was ‘paid’ for it.  AEND’s prior auditor who previously reviewed this transaction refused to comment when invited by both AEND and us.

c)

The 100,000 share stock transaction indicated above was accounted for incorrectly.

d)

Another transaction where AEND issued 100,000 shares for the IBIS guarantee payment was also valued similarly and incorrectly.  AEND also had no documentation of their valuation excepting a Board resolution declaring such.

e)

We informed AEND that they needed to file a Form 8-K Item 4.02 Notice of Nonreliance on their June 30, 2006 Form 10-QSB as it had all 3 of the above incorrectly recorded transactions in it.

We have no basis to agree or disagree with any other matters reported therein.

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

Registered Public Company Accounting Oversight Board

AICPA Center for Public Company Audit Firms

Texas Society of Certified Public Accountants

2925 Briarpark, Suite 930 | Houston, TX 77042

(713) 266-0530 – voice | (713) 266-1815 – fax | www.malone-bailey.com